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                           RIGHT OF ACCESS AGREEMENT
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RIGHT OF ACCESS AGREEMENT, dated as of December 21, 1999 (this "Agreement"), between AM GENERAL Corporation ("AMG") and General Motors Corporation ("GM").

                                   RECITALS:

1. GM and AMG have entered into a New Vehicle Assembly Agreement of even date herewith (the "New Vehicle Assembly Agreement"), pursuant to which AMG has agreed to assemble for delivery to GM motor vehicles based upon a GM platform and conforming to mutually agreed upon specifications (the "New Vehicles");

2. For purposes of this Agreement the term "Operating Assets" shall mean all now existing or later acquired assets of AMG, wherever located, reasonably necessary for production of the New Vehicles.

3. For purposes of this Agreement the term "Real Estate" shall mean all now existing or later acquired plant facilities, real property, and lease interests, wherever located, reasonably necessary for the production of the New Vehicles.

     NOW, THEREFORE, in consideration of the premises and, in order to induce GM to issue or enter into the New Vehicle Assembly Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, AMG hereby agrees with GM as follows:

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                           GRANT OF RIGHT OF ACCESS

     (a)  Grant.  Upon the occurrence of an Event of Default (as hereinafter
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          defined), GM or its designee(s) shall have the right to use and occupy the Real Estate and utilize the Operating Assets , to assemble and supply New Vehicles to GM, its dealers and distributors (the "Right of Access") for a period commencing on the date the Right of Access commences and ending on the Access Termination Date (the "Access Period"). Upon the occurrence of an Event of Default, GM may invoke its Right of Access by delivering written notice to AMG and AMG's lenders indicating GM's intention to invoke its Right of Access. Upon delivery of such notice to AMG and to AMG's lender, the Right of Access shall commence immediately.

     (b)  Condition of New Vehicle Assembly Agreement.   GM has conditioned the
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          execution of the New Vehicle Assembly Agreement on AMG entering into this Agreement and AMG acknowledges that the occurrence of any of the Events of Default set forth in Section 2 below will cause GM irreparable harm.

     (c)  Right to Terminate.  GM shall have the right to terminate the Access
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          Period at any time during such period, upon ten (10) days written notice.

                               EVENTS OF DEFAULT

          Unless waived in writing by GM, each of the following events, except as a direct result of a Force Majeure Event or the failure by GM to provide the necessary materials and/or components as specified in the New Vehicle Assembly Agreement. shall constitute an event of default ("Event of Default") hereunder:

     (d) During any 4 consecutive week period, AMG fails to meet the delivery schedule for at least 3 weeks of such 4 consecutive week period and the cumulative shortage for such 4 week period is 10% or more of the total vehicles ordered for delivery to GM during that 4 week period, and AMG does not during the immediately following 4 weeks reduce the total cumulative shortage for the entire 8 week period to less than 2.5% of the total vehicles ordered for delivery to GM during that period; provided, however, that in no case shall this provision apply
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          to: (i) orders in excess of AMG's straight time capacity, (ii) orders which would require AMG to violate its respective labor agreements,
          (iii) the mutually agreed upon launch period for the New Vehicle, or
          (iv) the mutually agreed upon period for new model start-ups.

     (e) The President and CEO of AMG acknowledges in writing that AMG is unable to timely satisfy the delivery requirements set forth in the New Vehicle Assembly Agreement and any purchase order issued thereunder.

     (f) AMG refuses for any reason to deliver or assemble the required volume of New Vehicles ordered by GM pursuant to the terms of the New Vehicle Assembly Agreement and has failed to cure such default (by correcting any such refusal) within 5 days of written notice of such default by GM.

     (g) A voluntary or involuntary petition under the Bankruptcy Code is filed by or against AMG and a final order for relief under Chapter 7 of the Bankruptcy Code is entered, or any proceedings under Chapter 11 of the Bankruptcy Code is converted to proceedings under Chapter 7 of the Bankruptcy Code pursuant to a final order for relief.

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     (h)  AMG makes a general assignment for the benefit of creditors or a similar transfer or shall take action involving a material portion of the Operating Assets or the Real Estate for purposes of liquidating such assets.

     (i) Any secured or lien creditor of AMG commences foreclosure action of its liens, security interest(s) and/or mortgage(s) against, and obtains the right to possession or control over, a material portion of the Operating Assets or the Real Estate.

     (j) If bankruptcy proceedings are filed by or against AMG, an order authorizing the use of cash collateral or post-petition financing by AMG is not approved by the Bankruptcy Court prior to termination or expiration of the major portion of AMG's working capital financing arrangements and no alternative arrangements are then in place.

     (k) AMG becomes financially unable to perform its obligations under the New Vehicle Assembly Agreement or any purchase order thereunder as they become due or AMG can not provide GM with reasonable assurances of its ability to perform (when requested by GM) and such inability to perform is not cured within 10 days of notice from GM.

     (l) Any of AMG's lenders terminate or fail to extend their working capital or other financing arrangements with AMG and AMG does not secure appropriate alternative financing within ten (10) days.

     (m) Any material action or inaction by AMG which can reasonably be expected to directly result in the imminent interruption of GM's ability to supply New Vehicles to its dealers and/or authorized distributors; provided, however that AMG does not cure any such instance within 10 days of notice from GM. In no case, however, shall the provisions of this Section J supercede any other provision of
          Section 2 herein.

                               Obligations of GM

     (n)  Obligations.  GM shall have the following obligations with regard to
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          the Right of Access:

               (i) During any Access Period and with respect to any claims, costs, expenses, losses, demands, lawsuits or liabilities of whatsoever nature that may arise during such Access Period or at any time thereafter as a result of events arising or occurring during such Access Period, GM shall indemnify, defend and save and hold AMG, its agents, employees, officers, stockholders and directors, harmless from any and all costs, damages, liabilities (including reasonable attorneys fees) or injury (personal or otherwise) of whatsoever nature caused by or arising out of GM's or its designees' use of the Operating Assets or the Real Estate, or relating to the New Vehicles assembled during the Access Period.

               (ii) During the Access Period, GM shall maintain the Operating Assets and the Real Estate in the same or better condition than such existed at the commencement of the Access Period.

               (iii) In lieu of paying the Assembly Fee called for by the New
                     Vehicle Assembly Agreement, during the Access Period, GM shall pay all actual costs and expenses incurred in connection with the assembly of New Vehicles as they become due, the occupancy of the Real Estate and the use of the Operating Assets and the Real Estate,

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                     including without limitation, utilities and other overhead expenses (other than interest and finance charges and the RENCO Management Fee).

               (iv) GM shall pay all current interest and financing changes incurred by AMG during the Access Period, pursuant to financing arrangements that were in place and in effect prior to the commencement of the Access Period, relating directly to the Operating Assets and the Real Estate; provided, however, that in no case shall GM be responsible for any costs, penalties, assessments or other expenses relating to periods prior to the Access Period.

               (v) During the Access Period, GM shall pay to AMG $300.00 per each New Vehicle assembled by GM hereunder (the "Partial Assembly Fee"). In addition, AMG shall receive a credit from GM for each New Vehicle assembled during the Access Period with the agreed upon amount per New Vehicle to be applied to repayment of the Note in accordance with the terms and conditions of the New Vehicle Assembly Agreement and the Note.

               (vi) During the Access Period, GM shall afford AMG's representatives and the representatives of AMG's lenders and other secured creditors reasonable access to inspect the Operating Assets and the Real Estate; provided, however, that such access shall not interfere with GM's right to use and occupy the Operating Assets and the Real Estate.

               (vii) During the Access Period, GM shall observe all applicable laws, rules, regulations and ordinances relating to the use, operation and occupancy of the Operating Assets and the Real Estate and the assembly of New Vehicles.

     (o)  Limitations on GM's Obligations.  Upon the expiration or termination
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          of the Access Period, and except for obligations and liabilities under this Agreement arising or incurred during the Access Period, but which remain unpaid, GM shall have no further obligations or liabilities to AMG arising from this Agreement or the Right of Access provided herein. Moreover, in the event that GM never exercises the Right of Access provided by this Agreement, GM shall have no obligation or liability by reason of this Agreement nor shall GM be required or obligated in any way to perform or fulfill any of the obligations of AMG.

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     (p)

                              Obligations of AMG

          AMG shall have the following obligations with regard to the Right of
          Access:

     (q) During the Access Period, AMG shall not increase the compensation or benefits of the Employees (as defined in Section 6 below), for which GM would be responsible for payment under the terms of this Agreement, except as may be required by applicable law or pursuant to contracts in existence prior to the commencement of the Access Period or in any contracts that replace contracts that expire during the Access Period.

     (r) AMG shall indemnify, defend and save and hold GM harmless from any and all costs, expenses, (including reasonable attorney's fees), losses, damages or injury arising from claims or liabilities accruing prior to 12:00 A.M. of the first day of the Access Period relating to Employees, regardless of when such claims are asserted.

     (s) During the Access Period, AMG shall not re-locate, sell or otherwise dispose of the Operating Assets or the Real Estate or take any other action, if such relocation, sale or other disposition of the Operating Assets or the Real Estate would result in such property being unavailable to GM during the Access Period, without GM's prior written consent.

     (t) During the Access Period, AMG will work with GM in good faith to develop a plan to correct and cure any and all Events of Default as promptly as commercially reasonable and ensure that GM will receive an uninterrupted supply of New Vehicles, including but not limited to the extension of this Agreement and/or the execution of a new right of access agreement.

                        Joint Obligations of AMG and GM

     (u) During the Access Period, AMG and GM shall, to the extent reasonably practicable, work together in good faith to develop a plan to as promptly as commercially reasonable, cause AMG to reestablish independent control and operation of the New Vehicle Facilities and otherwise enjoy the full benefits of the transactions contemplated under the New Vehicle Assembly Agreement.

     (v) AMG and GM agree to cooperate and assist one another with respect to any actions reasonably necessary to ensure that each party is afforded the full benefits intended by and the ability to discharge its responsibilities under this Agreement.

     (w) During the Access Period, AMG shall have the right to utilize all properties used by AMG in the production of products not purchased by GM (other than the New Vehicle Facilities), provided that such utilization shall not unreasonably interfere with GM's utilization of the Operating Assets and Real Estate.

                               Personnel Issues.

          During the Access Period, AMG shall continue to employ such employees for the benefit of GM or its designee as shall then be employed by AMG and shall be requested by GM or its designee (the "Employees"), and GM shall promptly reimburse AMG for all cash and non-cash costs and expenses relating to the Employees which are incurred or accrued during the Access Period. Without limiting the
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generality of the foregoing, GM shall reimburse or satisfy AMG for all amounts incurred or accrued by AMG to meet payroll obligations to Employees, including without limitation, salaries, wages, payroll taxes, workers' compensation, unemployment insurance, retirement health care, life and disability insurance, welfare, pension and other payments and contributions required to be made by AMG with respect to the Employees, which are incurred or accrued during the Access Period (whether or not such costs and expenses are due and payable during such Access Period or at any time thereafter). Upon termination of the Access Period, GM shall promptly remit to AMG a lump sum payment, to satisfy its obligation to AMG for all payroll obligations to Employees incurred or accrued by AMG, but not paid during the Access Period. Specifically with regards to pension, retirement health care, life insurance and all other post-employment obligations of AMG, GM shall pay to AMG the service cost accrued thereon during the Access Period, which will be determined in accordance with GAAP based on the most recent year-end audited annual actuarial assumptions used by AMG for financial reporting purposes using a 9% discount rate. For all liabilities incurred or accrued but not payable during the Access Period not covered by the preceding sentence, GM shall pay to AMG an amount representing the then present value determined by a 9% discount rate. Upon receipt of the aforementioned lump sum payment, GM shall receive a release from AMG for any further obligations with regard to all such liabilities. In no event shall GM be liable for any costs or expenses relating to such Employees' service prior to the Access Period, including, without limitation, the costs of unfunded pension liabilities or accrued but unpaid wages and/or benefits. Notwithstanding the foregoing, under no circumstances shall GM be responsible for reimbursing AMG for costs and expenses relating to AMG's employment of the Employees to the extent the Employees are performing services unrelated to the assembly of New Vehicles.

                             Specific Performance

IN CONNECTION WITH ANY ACTION OR PROCEEDING TO ENFORCE THE RIGHT OF ACCESS, AMG ACKNOWLEDGES THAT GM WILL NOT HAVE AN ADEQUATE REMEDY AT LAW, THAT THE OPERATING ASSETS AND REAL ESTATE ARE UNIQUE AND GM SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF AMG'S OBLIGATION TO AFFORD GM THE RIGHT OF ACCESS PROVIDED BY THIS AGREEMENT.

                               IRREPARABLE HARM

AMG ACKNOWLEDGES THAT GM WILL SUFFER IRREPARABLE HARM IF GM INVOKES ITS RIGHT OF ACCESS AND AMG FAILS TO COOPERATE AS REASONABLY NECESSARY IN ALLOWING GM TO EXERCISE SUCH RIGHT OF ACCESS PROVIDED BY THIS AGREEMENT.

                               INJUNCTIVE RELIEF

GIVEN THAT GM WILL INCUR SIGNIFICANT DAMAGES IF AMG FAILS TO TIMELY SATISFY ITS OBLIGATIONS TO GM AND GM'S PLANT OPERATIONS ARE NEGATIVELY IMPACTED, AND BECAUSE GM DOES NOT HAVE AN ADEQUATE REMEDY AT LAW AND WOULD BE IRREPARABLY HARMED BY SUCH EVENTS, AMG AGREES THAT GM SHALL BE ENTITLED TO INJUNCTIVE RELIEF (BOTH PROHIBITIVE AND MANDATORY) IN CONNECTION WITH ANY ACTUAL VIOLATIONS OF THE TERMS OR CONDITIONS OF THIS AGREEMENT.

                         COOPERATION AND DOCUMENTATION

     Each party hereto agrees to cooperate and assist the other with respect to any actions reasonably necessary to ensure that each party is afforded the full benefits intended by this Agreement, including but

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not limited to the execution, delivery and filing of any documents reasonably requested by any party for this purpose.

                               NON-GM CUSTOMERS

GM agrees to utilize or cause the Operating Assets and Real Estate to be used for the painting of the Current Vehicle, to manufacture and process component parts for AMG's other customers during the Access Period, or to provide AMG's other customers access to the Operating Assets and Real Estate, to the extent such assets were being used by AMG for such tasks immediately prior to the commencement of the Access Period; provided such customers do not unreasonably interfere with the production of the New Vehicles and subject to (i) such other customers agreeing to, pay their accounts payable to AMG without setoff or recoupment for consequential damages, (ii) such other customer's agreeing to make payment to GM or its designee for their allocable share of overhead and related expenses and all direct expenses related to the production of products for such other customers, and (iii) any other property otherwise necessary for such other customers' production is being made available for use during the Access Period.

                                  Termination

     (x)  Termination of Access Period.  The Right of Access granted hereunder
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          shall terminate with respect to any Access Period upon the earlier of
          (i) one year from the date the Right of Access commences, (ii) termination by GM pursuant to Section 1(C), and (iii) 30 days following GM's concurrence that the defects, circumstances or conditions that gave rise to the Event of Default hereunder, have been cured to GM's reasonable satisfaction, which concurrence shall not be unreasonably withheld or delayed. (the "Access Termination Date").

     (y)  Termination of this Agreement.  This Agreement shall terminate upon
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          the occurrence of any of the following events:

          1)   Mutual Agreement of the parties;

          2) Termination of the New Vehicle Assembly Agreement and failure by the parties to replace it with a similar agreement within 90 days of its termination;

          3) Material breach of this Agreement by GM following notice by AMG and a commercially reasonable period of time, under the circumstances, to cure such breach.

                                 MISCELLANEOUS

     (z)  No Third Party Rights.  The provisions of this Agreement are intended
          ---------------------
          to bind the parties to each other and are not intended and do not create rights in any other person, and no person is intended to be a third party beneficiary of any provision of this Agreement.

                    (B)  Limitation of Liability.  Notwithstanding any other
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provision or agreement to the contrary, in no event shall AMG be liable for any special, indirect or consequential damages, including without limitation, lost profits of GM.

                    (C)  Notices. Any notice under this Agreement shall be in
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writing (letter, telex, facsimile, or telegram) and shall be effective when received by the addressee at its address indicated below.

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          (a)  Notices sent to AMG shall be addressed as follows:

                              Paul J. Cafiero, Chief Financial Officer
                              AM General Corporation
                              105 North Niles Avenue
                              South Bend, IN  46617

          with a copy to:     Dennis A. Sadlowski, Vice President - Law
                              The Renco Group, Inc.
                              30 Rockefeller Plaza
                              New York, New York  10112

          (b)  Notices sent to GM shall be addressed as follows:

                              Ken Lindensmith
                              GM Truck Group
                              MC: 483-621-175
                              1919 Technology Drive
                              Troy, Michigan  48083-4247

          (D)  Severability. Any provision of this Agreement which is prohibited
               ------------
     or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          (E)  Governing Law.  This Agreement shall be governed by the laws of
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     the State of Michigan, without regard to the principles of conflict of laws.

          (F)  Definitions.  Capitalized terms used in this Agreement and not
               -----------
     otherwise defined in this Agreement are used herein with the same meanings assigned to such terms in the New Vehicle Assembly Agreement.

     IN WITNESS WHEREOF, the undersigned AMG and GM have executed this Agreement by its duly authorized officers this the 21st day of December, 1999.

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GENERAL MOTORS CORPORATION          AM GENERAL CORPORATION


By: _________________________       By: __________________________

Title: ______________________       Title: _______________________

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